UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c- 5(d)(2))

☐ Definitive Information Statement

Energy Edge Technologies Corporation

(Name of Registrant as Specified in its Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF ENERGY EDGE TECHNOLOGIES CORPORATION

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

Energy Edge Technologies Corporation

433 Plaza Real

Boca Raton, FL 33432

INFORMATION STATEMENT

April ___, 2014

INTRODUCTION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock (the “Common Stock”) of Energy Edge Technologies Corporation, a New Jersey corporation (the “Company,” “we,” “our,” “us,” or words of similar import), to notify the Stockholders that on December 10, 2013, the Company received written consent in lieu of a meeting from certain holders of common stock of the Company representing a majority of the shares of common stock of the Company and from the Board of Directors of the Company, in connection with certain proposed amendments to our Articles of Incorporation and other corporate actions. First, the Company proposed an amendment that would amend our Articles of Incorporation to change our name from “Energy Edge Technologies Corporation” to “Restaurant Brand Builders, Inc.” Second, the Company proposed an amendment to our Articles of Incorporation that would create a class of “blank check” preferred stock, the number of authorized shares and rights and preferences of which shall be determined by the Board of Directors. Third, the Company proposed a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock at a ratio of up to one for fifty (1:50). Fourth, the Company proposed to change the domicile of the Company from New Jersey to Georgia.

The amendments to our Articles of Incorporation and the other corporate actions were unanimously adopted by written consent of our Board of Directors, and our principal stockholders, Benjamin Chavis and James Boyd, who owned 103,000,000 pre-split shares of our common stock, or 50.77% of our outstanding voting securities (the “Majority Stockholders”), effective December 10, 2013. No other votes were required or necessary to adopt the amendments to our Articles of Incorporation, and none is being solicited hereunder. See the captions “Voting Securities and Principal Holders Thereof” and “Vote Required for Approval,” herein.

The amendments to our Articles of Incorporation will become effective on the opening of business on April __, 2014, a date that is at least 21 days from the mailing of this Information Statement to our stockholders.

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APPROXIMATE DATE OF MAILING: April ___, 2014.

REASONS FOR THE ADOPTION OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND REASONS FOR THE CORPORATE ACTIONS

The Company has deemed it in its best interest to change its name from Energy Edge Technologies Corporation to Restaurant Brand Builders, Inc. in order to better reflect the Company’s operations and strategy. The Board of Directors authorized the reverse stock split to augment liquidity, enhance corporate flexibility, and to advance the Company’s business plan. The Board of Directors believes the creation of a class or classes of preferred stock will create additional flexibility. Finally, the Company has elected to change its domicile from New Jersey to Georgia in order to better align our domicile with our operations.

NAME CHANGE

The Board of Directors and a majority of the Stockholders of the Company have approved the filing of an amendment to our Articles of Incorporation to change the name of the Company from “Energy Edge Technologies Corporation” to “Restaurant Brand Builders, Inc.” in order to better reflect the Company’s operations and strategy.

CREATION OF PREFERRED STOCK

The Board of Directors and a majority of the Stockholders of the Company have approved the filing of an amendment to our Articles of Incorporation to create a class or classes of preferred stock, the rights and preferences of which will be determined by the Board of Directors. This “blank check” preferred stock will be created if and when the Board of Directors decides to do so.

Reasons for the creation of the blank check preferred stock

We believe that for us to successfully execute our business strategy we will need to raise investment capital and it may be preferable or necessary to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation or other rights in preference over a company's common stock. Accordingly, the creation of the blank check preferred stock was approved in order to grant us the flexibility to issue our equity securities in the manner best suited for our Company, or as may be required by the capital markets.

The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by our Stockholders and the terms, rights and features of which are determined by our Board of Directors upon issuance. The authorization of such “blank check” Preferred Stock permits our Board of Directors to authorize and issue Preferred Stock from time to time in one or more series without seeking further action or vote of our stockholders.

Effects of the creation of the preferred stock

Subject to the provisions of the Amendment to the Articles of Incorporation and the limitations prescribed by law, our Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by our stockholders. Our Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to what is in our best interests and the best interests of our stockholders. This will give our Board of Directors flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as our Board of Directors deems to be in our best interests and the best interests of our stockholders.

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The authorization of the “blank check” preferred stock will provide us with increased financial flexibility in meeting future capital requirements. It will allow preferred stock to be available for issuance from time to time and with such features as determined by our Board of Directors for any proper corporate purpose. It is anticipated that such purposes may include, without limitation, exchanging preferred stock for Common Stock, the issuance for cash as a means of obtaining capital for our use, or issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets.

The issuance by us of preferred stock could dilute both the equity interests and the earnings per share of existing holders of our Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. The newly authorized shares of preferred stock could also have voting rights superior to our Common Stock, and therefore would have a dilutive effect on the voting power of our existing stockholders.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of our Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The ability of our Board of Directors to issue such shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our Company by tender offer or other means. Such issuances could therefore deprive our stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such shares of preferred stock to persons friendly to our Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

The Company has (i) no present plans or commitments for the issuance or use of the preferred stock in connection with any financing, and (ii) no present plans, proposals or arrangements, written or otherwise, at this time to issue any of the preferred stock in connection with a merger, share exchange or acquisition.

REVERSE STOCK SPLIT

The Board of Directors and a majority of the Stockholders of the Company have approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of up to 1 post-split share for 50 pre-split shares (1:50). As part of the Reverse Stock Split, the Company will not reduce its authorized capital stock. As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split.

Upon effectiveness of the Reverse Stock Split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from approximately _______________ shares to approximately ___________ shares of Common Stock, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

The Company will not decrease the authorized Common Stock as part of the Reverse Stock Split, which will have the result of creating newly authorized shares of Common Stock. This increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of Common Stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional shares of Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

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Any additional shares of Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options or other corporate purposes. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

Reasons for the Reverse Stock Split

The Company currently has _______________ shares of Common Stock issued and outstanding as of April __, 2014 and is only authorized to issue 250,000,000 shares of common stock. Rather than increasing the authorized capital stock of the Company, the Company is instead electing to increase the number of shares available for issuance via reverse stock split. The additional shares of Common Stock available for issuance after completion of the Reverse Stock Split will be available for issuance by the Board for acquisitions, raising additional capital, conversion of Company debt into equity, stock options or other corporate purposes. The shares of Common Stock available for issuance after effecting the Reverse Stock Split could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, and business combinations and investments. Further, the Board of Directors adopted the resolution to effect the reverse split with the hope of a pro rata increase in the current bid and asked prices of our common stock that may have the effect of attracting new investors to the Company and not with a view to its potential anti-takeover effects; however, no assurance can be given that the bid and asked prices of our common stock will increase proportionately or at all. Our management and our Board of Directors have no present intention to use the increased number of authorized common shares for any anti-takeover purpose.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock, However, the Reverse Stock Split will affect all of the Company’s shareholders uniformly and will not affect any shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share, which will be rounded up. The number of shareholders of record will also not be affected by the Reverse Stock Split.

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DOMICILE CHANGE

The Board of Directors and a majority of the Stockholders of the Company have approved the change of domicile of the Company from New Jersey to Georgia since the Company no longer has operations in New Jersey.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendment to our Articles of Incorporation, which is not shared by all other stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

The securities that would have been entitled to vote if a meeting was required to have been held regarding the amendment to our Articles of Incorporation consist of shares of our common stock. Each share of our common stock is entitled to one vote. The number of outstanding shares of our common stock at the close of business on December 10, 2013, the record date for determining our stockholders who would have been entitled to notice of and to vote on the amendment to our Articles of Incorporation, was 202,873,829 shares.

Security Ownership of Principal Holders and Management

The following table sets forth certain information as of December 10, 2013, regarding current beneficial ownership of the shares of our common stock by: (i) each person known by us to own more than 5% of the outstanding shares of our common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The address for all officers and directors listed below is 433 Plaza Real, Suite 275, Boca Raton, Florida 33432, which is the principal executive office address of the Company. The information presented is based upon 202,873,829 outstanding shares of our common stock.

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Ownership of Officers and Directors and Principal Stockholders

		Number of Shares*	Percentage
Name and Address	Position	Beneficially Owned	Of Class

Officers and Directors

Benjamin Chavis	Director	13,000,000	6.4%
James Boyd	Chief Executive Officer, President, Director	90,000,000	44.36%
Officers and Directors as a Group:		103,000,000	50.77%

Principal Stockholders:

Dr. Benjamin Chavis		13,000,000	6.4%
James Boyd		90,000,000	44.36%

Changes in Control

There are no present contractual arrangements or pledges of our securities that may result in a change in control of the Company.

VOTE REQUIRED FOR APPROVAL AND EFFECTIVE DATE

New Jersey Law

The elimination of the need for a special meeting of stockholders to approve the Amendments to the Articles of Incorporation and the corporate actions is made possible by Section 14A:5-6 of the New Jersey Business Corporations Act (the "NJBCA") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 14A:5-6 of the NJBCA, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Company's Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendments as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the Voting Capital Stock of the Company.

Resolutions to effect the amendment were unanimously adopted by our Board of Directors and the majority Stockholders on December 10, 2013. The majority Stockholders owns 50.77% of our outstanding voting securities. No other votes or consents are required or necessary to effect the amendment to our Articles of Incorporation.

Effective Date of Amendments

The effective date of the amendments to our Articles of Incorporation will be on the opening of business on April ____, 2014, or a date that is 21 days from the mailing of this Information Statement to our stockholders, subject to the filing of Articles of Amendment to our Articles of Incorporation with the State of New Jersey, Division of Corporations.

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WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the actions listed above, pursuant to and in accordance with Rule 14c-2 of the Exchange Act.  Please carefully read this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Boyd

Chief Executive Officer and Director

Dated April __, 2014

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